SCHEDULE 14A INFORMATION

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Venture Financial Group, Inc.
 (Name of Registrant as Specified in Its Charter)

_______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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721 College Street, S.E.
P.O. Box 3800
Lacey, WA 98509-3800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of Shareholders of Venture Financial Group, Inc. (VFG) will be held at the Lacey Community Center, 6729 Pacific Avenue S.E., Lacey, Washington on Thursday, May 5, 2005, at 6:00 p.m., for the purpose of considering and voting upon the following matters:

1.	ELECTION OF DIRECTORS. To elect two Directors to serve three-year terms.

2.	ANY OTHER BUSINESS that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Only those shareholders of record at the close of business on March 24, 2005, will be entitled to notice of, and to vote at the meeting.

By Order of the Board of Directors
/s/ Leigh A. Baxter
Lacey, Washington	Leigh A. Baxter
April 1, 2005	Secretary

IMPORTANT: The prompt return of proxies will save VFG the expense of further requests for proxies. You are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. If you do attend the meeting, you may then withdraw your Proxy and vote in person. Any person giving a Proxy may revoke it prior to or at the meeting.

VENTURE FINANCIAL GROUP, INC.

721 College Street, S.E.
P.O. Box 3800 (98509-3800)
Lacey, WA 98503

PROXY STATEMENT

This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about April 1, 2005, in connection with the annual meeting of shareholders of Venture Financial Group, Inc. (“VFG” or “Company”).

Date, Time and Place of Meeting. The annual meeting will be held at the Lacey Community Center, 6729 Pacific Avenue S.E., Lacey, Washington, on Thursday, May 5, 2005 at 6:00 pm.

Only shareholders of record at the close of business on March 24, 2005, are entitled to vote. As of that date we had 1,436 shareholders of record and the number of shares outstanding and entitled to vote at the meeting was 6,520,714.

Solicitation of Proxies. The enclosed Proxy is solicited by and on behalf of the Board of Directors of VFG and the cost of solicitation will be borne by VFG. Solicitation may be made by directors and officers of VFG and its subsidiary, Venture Bank, by use of the mail, by telephone, facsimile or personal interview. VFG does not expect to pay any compensation for the solicitation of proxies.

Quorum. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted for the purpose of determining a quorum. Broker non-votes will not be counted in determining whether a quorum is present.

Voting on Matters Presented. Each share is entitled to one vote on each matter presented to the meeting. In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not cumulate votes. Directors are elected by a plurality of votes cast. The nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

Voting of Proxies. You may vote by proxy or, if you are the record holder of your shares, you may vote in person at the meeting. Even if you vote by proxy, you may attend the meeting. To vote by proxy simply mark, sign and date the enclosed Proxy and return it in the postage-paid envelope provided.

If the enclosed Proxy is duly executed and received prior to the meeting, the persons named in the Proxy will vote according to instructions. If no instructions are given, the Proxy will be voted FOR the nominees and in the Proxy holder’s discretion on any other matter that properly comes before the meeting or any adjournment or postponement thereof.

Any proxy may be revoked before it is voted by written notice to VFG’s Corporate Secretary at 721 College Street SE, Lacey, Washington 98503, by submitting a Proxy bearing a later date, or by voting at the meeting.

If your shares are held through a broker, bank or other nominee, you will need to contact the nominee to revoke a proxy or change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held by a nominee.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

VFG’s Bylaws provide that the number of directors must fall within a range of five and nine, the exact number to be determined by resolution of the Board of Directors. The size of the board has been fixed at seven directors with the retirement of Mr. DeTray as of the end of his current term. As of the annual meeting, three directors - Lowell (Sonny) E. Bridges, E. Paul DeTray, and Linda E. Buckner - are completing their terms. The Board of Directors has nominated Messr. Bridges and Ms. Buckner to stand for reelection. Mr. DeTray is retiring from the Board of Directors at the end of his current term. The Board of Directors recommends a vote FOR the election of each of the nominees.

Directors are elected for a term of three years or until their successors are duly elected and qualified. VFG’s Articles of Incorporation require that the terms of the directors be staggered such that approximately one-third of the directors are elected each year. The Board of Directors has no present knowledge that any nominee will refuse or be unable to serve. If a nominee should refuse or be unable to serve, your proxy will be voted for those persons subsequently designated by the Board of Directors to replace any or all nominees.

Nominations

We did not receive any nominations or recommendations for candidates from shareholders for this year’s annual meeting. Nominations may be made by any shareholder in accordance with our Articles of Incorporation and Bylaws. Notice of nominations must be given to our Chairman not less than 14 nor more than 50 days before the annual meeting. If less than 21 days’ notice of the annual meeting is given to shareholders, such notice must be given within 7 days after the mailing of the notice of the annual meeting. Shareholder nominations must include the name and address and principal occupation of each nominee. The nomination notice must also include the total number of shares that will be voted for each nominee. Shareholders must also include their name and address, and the number of shares they own in the notice.

If nominations do not comply with the above procedures, the Chairman of VFG may disregard the nomination and instruct the inspector of elections to disregard any votes cast for such nominee. Official nominations by shareholders may be made only by following the procedures in our Articles of Incorporation and Bylaws. The nominating committee will consider all properly submitted nominations and recommendations, but the committee has no obligation to recommend the nominees proposed by shareholders to the Board of Directors for inclusion on the Board’s slate of proposed nominees at the next Annual Meeting.

Shareholders may also recommend potential candidates for election by sending the name, address and principal occupation of the candidate to our nominating committee by mail, care of Shareholder Relations, Venture Financial Group, Inc., 721 College Street SE, Lacey, WA 98503.

The nominating committee does not have a formal written policy regarding evaluation of proposed nominees, whether proposed by shareholders, management or a director. The committee does not have a separate policy for shareholder-proposed candidates and does not believe such a policy is necessary as such candidates are evaluated in the same manner as other candidates. The committee evaluates proposed nominees in the context of the current composition of the Board, geographical considerations and the operating requirements of the Company. The committee looks at individual characteristics such as education, diversity, skills, age, experience, character and personal integrity. Although the committee does not require specific qualities, skills or minimal qualifications that a nominee must possess the committee seeks nominees who possess high moral character and personal integrity, leadership or managerial independent business judgment. The nominating committee evaluates shareholder proposed nominees and management nominees with the same standards and procedures.

When a vacancy occurs on the Board or a director’s term is expiring, the nominating committee generally consults with business associates, community leaders, legal counsel and other professionals to identify potential candidates. In the past, the committee has not hired an outside search firm to find potential nominees.

Information about Venture Financial Group Directors

  LOWELL E. (SONNY) BRIDGES, (60). Owner, Bridges Restaurants.

Venture Bank Board Member since 1993, Venture Financial Group Board Member since 2002.

Mr. Bridges owns and operates Bridges Restaurant, Billy's Bar & Grill, Country Cousins, Ramblin' Jacks and Mercato Restaurant. He was also a member of the board of directors of Citizens First Bank until it was acquired by the Company and merged into Venture Bank.

 LINDA BUCKNER, (56). Vice President and Owner, Strapco

Venture Bank Board Member since 1994,Venture Financial Group Board Member since 2002.

In addition to her work with Strapco, a consulting company, Ms. Buckner also provides consulting services related to interactive voice response systems. Her extensive community leadership posts include: Founder and Chair, Leadership Thurston County; President, Olympia/Thurston County Chamber of Commerce; member, Community Drug Court Support Foundation; and member, Roundtable of Greater Thurston County. Ms. Buckner also served on the boards of the

Washington Center for the Performing Arts and the Thurston County Economic Development Commission.

E. PAUL DETRAY, (71). President, DeTray’s Quality Homes, Retired.

Venture Bank Board Member since 1979, Venture Financial Group Board Member since 1993. Mr. DeTray is retiring from the Board of Directors at the end of his current term.

Mr. DeTray is one of the original directors of Venture Bank. In addition to operating the manufactured home retail company he founded in 1962, he also develops and owns retirement communities in Washington. Mr. DeTray is Director Emeritus and Past President, Manufactured Housing & Recreational Vehicle Association; member and Past Director, Washington Manufactured

Housing Association; charter member and Past Director, Lacey Rotary; Past Venture Bank Chairman, Past VFG Chairman; and member, Olympia Master Builders and Lacey Thurston County Chamber of Commerce.

DR. JEWELL C. MANSPEAKER, (63). Retired President & CEO, Grays Harbor College. Venture Bank Board Member since 1995, Venture Financial Group Board Member since 2002.

Dr. Manspeaker has had broad experience with public agencies, and has served on a wide variety of professional and civic boards and associations. He is a Past President, Board of Presidents, Washington Association of Community and Technical Colleges; a past President of the Grays Harbor Chamber of Commerce; and a past Chair of the Board of Directors of the Center for Information Systems. He also served on the Pacific Mountain Workforce Development Council; the

Pacific County Economic Development Council; the Northwest Commission on Colleges and Universities; and the American Association of Community Colleges. Dr. Manspeaker also served on the Board of Directors of Citizens First Bank until it was merged into Venture Bank.

PATRICK L. MARTIN, (66). Chairman & CEO, Patrick’s Carpet One.

Venture Bank Board Member since 1980, Venture Financial Group Board Member Since 1993.

Mr. Martin also serves as a director of C.C.A. Global Partners, an international marketing company that owns and manages franchisees and cooperatives in mortgage, lighting and floor covering. He is Past Chairman, Puget Sound Carpet Co-op; Past President, Washington State Floor Covering Association; and Past President, Lacey Rotary. Mr. Martin also serves as a Director of Carpet Coop of America, d/b/a Carpet One, Leading Edge Marketing, and CCA Global Partners. In addition,

Mr. Martin currently serves as the Director of the Washington State Capital Museum, Director of Flooring One of the United Kingdom Manchester England, and is President of the Thurston County Drug Court Foundation.

A. RICHARD PANOWICZ, (60). Chairman, Enhanced Technologies Financial Services, Inc., Former Chairman, TAB Northwest, Inc./Archives Northwest.

Venture Bank Board Member since 1991, Venture Financial Group Board Member since 1995.

Currently serves as the Chairman of the Board of Enhanced Technologies Financial Services, Inc, a financial services company designed to provide installment consumer loans, origination and accounting management. Prior to founding Archives Northwest, a records archival company, Mr. Panowicz owned TAB Northwest, a company specializing in office management systems. Mr.

Panowicz also serves on the St. Peter’s Hospital Community Board and the boards of directors of Washington Center for the Performing Arts, Olympia Hands-On Children’s Museum and the Community Foundation. He is a member of the board of trustees, Saint Martin’s College; member, Olympia Rotary; Past Director, Puget Sound chapter, American Records Management Association.

KEN F. PARSONS, Sr., (59). Chairman, President & CEO, Venture Financial Group. Venture Bank Board Member since 1979, Venture Financial Group Board Member since 1984.

Mr. Parsons was a founding director of Venture Bank, and became president of the Bank in 1991. He is a founder and was the first Operational President of Illuminet (a public company) from 1981 to 1990. Mr. Parsons is former Chairman, Washington Independent Community Bankers Association (WICBA). Mr. Parsons currently serves as an advisory panel member to the Director, Washington State Department of Financial Institutions; Washington State Director of Independent Community Bankers Association (ICBA); Board member of ICBA; Chairman, ICBA Payments and Technology Committee; and Board of Directors of Bancard, Inc., (represents approximately 4,500 banks using credit cards).  Mr. Parsons is the former chairman of, and currently serves on the board of trustees of Saint Martin’s College and on the board of the Association of Washington Business. Among his numerous community posts, he is an elected fire commissioner and member of the area-wide fire commissioners association. He is a Past President of Lacey Rotary and he also founded several local foundations for student scholarships.

LARRY SCHORNO, (61). Schorno Agri-Business. Venture Bank Board member since 1997, Venture Financial Group Board Member since 2002.

Mr. Schorno is the former President of Schorno Agri-Business, a livestock export company he founded. Mr. Schorno pioneered the shipment of livestock by full charter aircraft. Schorno Agri-Business remains one of the nation’s leading exporters of live animals and embryos, shipping to more than 15 countries. He serves as President of the Rocky Prairie Corp., a commercial real estate company, and Schorno Auction Co., a livestock sales firm. Mr. Schorno is currently a trustee of Washington State University and was named Yelm Citizen of the year for 2002 and 2004. Mr. Schorno served as Chairman of the Board of Prairie Security Bank, which was acquired by the Company in 1997 and merged into Venture Bank. Mr. Schorno serves as a trustee of the Washington State University Foundation and has been active in the Thurston County Economic Development Council, the Association of Washington Business and was a recipient of the Washington State Governor’s Export Award.

Information Regarding Nominees, Directors whose Terms Continue, and Retiring Directors

The following table sets forth certain information with respect to the director nominees and the other continuing directors, including the number of shares beneficially held by each as of March 24, 2005. Beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned.

Shares & Percentage
	Principal Occupation	Of Common Stock			Director
Name, Age and	Of Director During	Beneficially Owned		Director	Term
Tenure as Director	Last Five Years	As of Mar 24, 2005		Class	Expiration

NOMINEES FOR DIRECTOR

Lowell (Sonny) E. Bridges, 60	Owner, Bridges Restaurants
Director of VFG since 2002		57,412	0.88% (1)	III	2005

Linda E. Buckner, 56	Vice President & Owner,
Director of VFG since 2002	Strapco	46,296	0.71% (2)	III	2005

(1)

Includes 19,330 shares held jointly with spouse; 6,471 shares held in an IRA account for the benefit of Mr. Bridges, and 1,800 shares which could be acquired within 60 days by the exercise of stock options.

(2)	Includes 25,035 shares held jointly with spouse; 11,748 shares held in an IRA account for the benefit of Ms. Buckner; 8,163 shares held in an IRA account for the benefit of her spouse; and 1,350 shares which could be acquired within 60 days by the exercise of stock options.

7

		Shares & Percentage
	Principal Occupation	Of Common Stock			Director
Name, Age and	Of Director During	Beneficially Owned		Director	Term
Tenure as Director	Last Five Years	As of Mar 24, 2005		Class	Expiration

CONTINUING DIRECTORS

Jewell C. Manspeaker, 63	President & CEO, Gray’s
Director of VFG since 2002	Harbor Community College	747,923	11.47% (3)	I	2006

Patrick L. Martin, 66	Chairman & CEO, Patrick’s
Director of VFG since 1993	Carpet One	836,477	12.83% (4)	I	2006

Ken F. Parsons, 59	Chairman, President &
Director of VFG since 1984	CEO of VFG	620,700	9.52% (5)	I	2006

A. Richard Panowicz, 60	Chairman, Archives
Director of VFG since 1995	Northwest	869,682	13.34% (6)	II	2007

Larry J. Schorno, 61	Schorno Agri- Business
Director of VFG since 2002		74,133	1.14% (7)	II	2007

	RETIRING DIRECTORS

E. Paul DeTray, 71	President, DeTray’s Quality
Director of VFG since 1993	Homes, Inc.	315,447	4.84% (8)		2005

(3)	Includes 710,717 shares held by the KSOP, considered beneficially owned by Mr. Manspeaker as trustee for the KSOP; and 17,100 shares which could be acquired within 60 days by the exercise of stock options.

(4)	Includes 710,717 shares held by the KSOP, considered beneficially owned by Mr. Martin as trustee for the KSOP’ 85,774 shares held jointly with spouse; 19,093 shares held in an IRA account for the benefit of Mr. Martin; 3,732 shares held in an IRA account for the benefit of his spouse; 1,035 shares held in custodial accounts for the benefit of Mr. Martin’s grandchild where his wife is the custodian; and 1,350 shares which could be acquired within 60 days by the exercise of stock options.

(5)	Includes 139,883 shares held jointly with spouse; 300,000 shares held by Parsons Investments LLC; 9,933 shares held in an IRA account for the benefit of Mr. Parsons; 5,500 shares held in an IRA account for the benefit of his spouse; 108,984 shares held in the KSOP for the benefit of Mr. Parsons; and 56,400 shares which could be acquired within 60 days by the exercise of stock options.

(6)	Includes 95,242 shares held jointly with spouse; 13,230 shares held in a Charitable Remainder Trust, jointly with spouse; 38,232 shares held in an IRA account for the benefit of Mr. Panowicz; 710,717 shares held by the KSOP, considered beneficially owned by Mr. Panowicz as a trustee, and 4,200 shares that could be acquired within the next 60 days by the exercise of stock options.

(7)	Includes 63,360 shares held jointly with spouse; 9,423 shares held by the Trust under Will of Arthur Crate where Mr. Schorno is the Executor, and 1,350 shares which could be acquired within 60 days by the exercise of stock options.

(8)	Includes 186,711 shares held jointly with spouse; 59,259 held by DeTray’s Quality Homes; and 46,515 held by the DeTray Family Partnership, and 1,350 shares which could be acquired within 60 days by the exercised of stock options.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH DIRECTOR NOMINEE

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The Board of Directors met seven times in 2004. All directors attended more than 75% of such meetings and of all committee meetings of which they were members. In determining whether a board member is independent, the company uses the definition of independence found in the NASDAQ listing standards.

Committees

The Board of Directors has established a Compensation Committee, an Audit Committee and a Nominating

Committee.

Compensation Committee. The Compensation Committee reviews the performance of Venture Bank’s CEO, and recommends for approval to the Board the elements of his compensation. The Committee is also responsible for determining the compensation of the Board of Directors. Additionally, the Committee recommends, if appropriate, new employee benefit plans to the Board of Directors. The committee met ten times in 2004. Current members of the committee are Messrs. Schorno (Chairman) and Martin and Ms. Buckner. The Board has determined that each member is independent.

Nominating Committee. The Nominating Committee identifies and recommends persons to be the Board’s nominees for the Board of Directors at each annual meeting of shareholders, and to fill vacancies on the Board between annual meetings. The committee operates under a formal written charter which can be viewed along with VFG’s Corporate Governance Guidelines and Code of Business Conduct on the Bank’s website www.venture-bank.com. The committee met once in 2004. Current members of the committee are Messrs. DeTray (chairman), Bridges and Manspeaker. The Board has determined that each member is independent.

Audit Committee. The Audit Committee is composed of three independent directors. The committee operates under a formal written charter. The committee is directly responsible for the appointment, compensation, retention and oversight of the outside auditors performing or issuing an audit report, and approves the engagement and fees for all audit and non-audit functions, with the outside auditors reporting directly to the committee. Other responsibilities of the Audit Committee include:

  reviewing and discussing with management the annual audited financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements;

  reviewing with management and the independent auditors VFG’s quarterly financial statements prior to filing, or if contemplated, before the public release of quarterly results;

  reviewing the reports of bank regulatory authorities and reporting its conclusions to the Board;

  reviewing the procedures with respect to the records and business practices of the Company and the Bank; and

  reviewing the adequacy and implementation of the internal accounting and financial controls.

The committee held five meetings during the year. For 2004, members of the committee were Messrs. Panowicz (Chairman), DeTray and Manspeaker. The committee does not have an “audit committee financial expert” as defined by SEC rules. The Board believes that each of the committee’s members possesses some, but not all, of the traits of a “audit committee financial expert” and that the committee as a whole has such education and experience necessary to provide strong, independent financial oversight.

REPORT OF AUDIT COMMITTEE

The Audit Committee met with management and the Company’s independent accountants to review the Company’s accounting functions and the audit process. The committee reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The committee discussed with the independent accountants all matters required to be discussed under applicable auditing standards including those described in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees)

Our independent accountants also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent accountants that firm’s independence.

Based on the committee's review of the audited consolidated financial statements and its discussions with management and the independent accountants noted above, the committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Respectfully submitted by Audit Committee members:

A. Richard Panowicz (Chairman) E. Paul DeTray Jewell C. Manspeaker

Director Compensation

Director and Committee Fees. Outside VFG directors receive a monthly retainer fee of $750. Outside Venture Bank directors receive a monthly retainer fee of $500, a board attendance fee of $500 per meeting, and a committee fee of $175 per meeting. Directors are paid meeting attendance fees only if present.

Director Stock Option Plan. On April 19, 1994 the shareholders approved the 1994 Stock Option Plan for Non-Employee Directors that authorized the grant of options to purchase shares of Common Stock to non-employee directors. The 1994 Plan supplemented the previously approved 1992 Stock Option Plan for Non-Employee Directors. The exercise price of the options granted under the respective plans must not be less than the greater of the book value or market value at the time of grant, and options have a term of not more than ten years from the date of grant. In 2004, options to purchase 5,250 shares were granted, but unexercised under the 1994 Plan and 1992 Plan, and 0 shares remain available for grant under the 1994 Plan.

The 1994 Plan expired effective April 19, 2004.

Long-Term Care Insurance. In 2002, the Company purchased Long-Term Care Insurance for each of its board members. Each participant is eligible to begin receiving benefits after being certified by a Licensed Heath Care Practitioner as chronically ill. The policy provides for a $130 - $200 per day lifetime benefit for facility care, and home and community services. Benefits vest 10% per year over a ten-year period, with acceleration upon a change in control. If the participant’s service terminates for reasons other than death, disability, or termination after 10 years of service, then the participant is required to reimburse a portion of the premium based on the years of service completed. Expense related to this plan for 2004, 2003 and 2002 was $0, $28,875 and $264,000, respectively.

EXECUTIVE COMPENSATION

Summary

The following table sets forth a summary of certain information concerning the compensation awarded to or paid by VFG and the Bank for services rendered in all capacities during the last three fiscal years to the Chief Executive Officer, and those executive officers earning in excess of $100,000 during the last fiscal year.

Summary Compensation Table

					Long-Term Compensation
	Annual Compensation				Awards	Payouts
Name & Principal	Year	Salary	Bonus	Other	Securities	All Other
Position		($)	($)	Annual	Underlying Options/	Compensation
				Compensation	SARs(#)	($)(3)
				($)(1)	(2)
Ken F. Parsons	2004	$235,200	$157,988	$11,904	9,750	$267,212
President, Director	2003	$224,510	$185,726	$10,884	3,750	$187,302
& CEO-VFG	2002	$216,918	$138,000	$ 9,952	4,500	$248,804
Chairman, Director
& CEO-Bank
Jon M. Jones (4)	2004	$172,667	$114,345	$0	7,500	$67,405
Former President of	2003	$156,000	$129,051	$0	7,500	$54,651
Venture Bank	2002	$125,100	$78,000	$0	4,500	$35,107

Cathy M. Reines (5)	2004	$123,600	$61,096	$0	4,500	$44,428
Former EVP/CFO	2003	$80,000	$30,768	$0	3,750	$ 5,510
	2002	$0	$0	$0	0	$0
Bruce H. Marley (6)	2004	$112,917	$59,646	$0	4,500	$98,128
EVP/Chief	2003	$103,750	$37,748	$0	3,750	$22,105
Lending Officer	2002	$37,087	$9,000	$0	0	$0
Patricia A. Graves
EVP/Retail	2004	$100,000	$52,931	$0	4,500	$35,041
Banking	2003	$90,000	$59,562	$0	4,500	$31,671
	2002	$78,375	$42,000	$0	3,750	$20,344

(1)	Represents Compensation paid into a deferred compensation plan for Mr. Parsons.

(2)	Consists of awards granted pursuant to VFG’s Employee Stock Option and Restricted Stock Award Plan. Options have been restated for the three for two stock split effective May 16, 2004.

(3)	Represents amounts paid by VFG pursuant to the Company’s KSOP (as defined below) and amounts paid in the Company’s Salary Continuation Plan on behalf of Messrs. Parsons, Jones, Marley, Ms. Reines and Ms. Graves.

(4)	Mr. Jones was appointed President of Venture Bank effective November 15, 2002. Prior to his appointment, Mr. Jones served as the Bank’s Executive Vice President and Chief Lending Officer.

(5)	2003 compensation for Ms. Reines reflects partial year salary due to hire date of May 1, 2003.

(6)	2002 compensation for Mr. Marley reflects partial year salary due to hire date of August 12, 2002.

Stock Options

Stock Option Grants. The following table sets forth certain information concerning individual grants of stock options under the stock option plans to the named executive officers during the year ended December 31, 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
					for Option Term (1)
		% of Total
	Options	Options
Name	Granted		Exercise	Expiration
		Granted to			5%	10%
	(2)		Price	Date
		Employees
Ken F. Parsons	9,750	14%	$15.33	04/16/2014	$93,999	$238,213
Jon M. Jones	7,500	10%	$15.33	04/16/2014	$72,307	$183,241
Cathy M. Reines	4,500	6%	$15.33	04/16/2014	$43,384	$109,944
Patricia A. Graves	4,500	6%	$15.33	04/16/2014	$43,384	$109,944
Bruce H. Marley	4,500	6%	$15.33	04/16/2014	$43,384	$109,944

(1)

The potential realizable value is based on the assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements of the SEC and do not reflect VFG’s estimate of future stock price performance. Actual gains, if any, on stock options exercised and common stock holding are dependent upon future performance of the Company and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(2)

Each option granted vests at the rate of 20% per annum, beginning April 16, 2005. Options will become immediately exercisable in the event of a change in control of the Company. Each option has an exercise price equal to the greater of (i) the fair market value; or (ii) the net book value of the Common Stock on the date of grant. The options were granted on April 16, 2004.

Stock Option Exercises. The following table sets forth certain information concerning exercises of stock options pursuant to VFG’s stock option plans by the executive officers named in the compensation table during the year ended December 31, 2004 and stock options held at year end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

Name	Shares	Value	Number of Unexercised Options		Value of Unexercised Options at
	Acquired on	Realized (1)	at Year End		Year end (2)
	Exercise
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ken F. Parsons	140,870	$ 1,387,722	93,550	15,450	$ 2,129,100	$ 146,400
Jon M. Jones	7,875	$ 61,186	52,725	20,400	$ 774,425	$ 223,950
Cathy M. Reines	0	0	750	7,500	$ 7,000	$ 62,500
Patricia A. Graves	4,282	$ 46,323	26,850	12,900	$ 375,900	$ 148,600
Bruce H. Marley	0	0	750	7,500	$ 7,000	$ 62,500

(1)	Reflects the amount realized from the aggregate of the current market price of the Common Stock less the exercise price.

(2)

On December 31, 2004 the estimated market price of the Common Stock was $23.00. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

Long-Term Care Insurance. In 2003 and 2002, the Company purchased Long-Term Care Insurance for officers. Executive officers receiving the benefit include Ken F. Parsons, Sr., Bruce Marley, Cathy Mosby, and Joseph Beaulieu, and former officers Jon Jones and Cathy Reines. Each participant is eligible to begin receiving benefits after being certified by a Licensed Heath Care Practitioner as chronically ill. The policy provides for a $150 - $200 per day lifetime benefit for facility care, and home and community services. Benefits vest 10% per year over a ten-year period, with acceleration upon a change in control. If participant’s service terminates for reasons other than death, disability or termination after 10 years of service, then the participant is required to reimburse a portion of the premium based on the years of service completed. Expense related to this plan in 2004, 2003 and 2002 was $13,991, $25,178 and $134,000, respectively.

Employment Agreements

Ken F. Parsons. On January 1, 2004, VFG entered into an Employment Agreement with Mr. Parsons, the President and Chief Executive Officer of VFG and Chief Executive Officer of the Bank. The Agreement has a seven-year term. After the initial term and upon Board approval the Agreement may be renewed annually for one (1) year. VFG may terminate Mr. Parsons “without cause”, with severance benefits of twelve (12) months compensation, and payment of annual Personal Life Insurance through December 2010. Mr. Parsons is generally prohibited from competing with VFG in its market area for at least twenty-four (24) months following termination for any reason.

EMPLOYEE COMPENSATION PLANS

Executive Supplemental Income Plan

In 1992, the Company adopted an Executive Supplemental Income Plan (“ESIP”) covering a senior group of management. The post-retirement benefit provided by the ESIP is designed to supplement a participating officer’s retirement benefits from social security, in order to provide the officer with a certain percentage of final average income at retirement age. Additionally, the ESIP provides a pre-retirement death benefit. These benefits are funded by life insurance policies owned by the Company covering the lives of participants. The defined benefits for the participating officers are for periods varying from fifteen to twenty years. The benefits are subject to certain vesting requirements and vested amounts are generally payable upon termination in either a lump sum or monthly installments.

2004 Stock Option Plan

In 2004, shareholders of VFG approved the 2004 Stock Incentive Plan (“2004 Plan”). With the adoption of the 2004 Plan we stopped issuing options under the 1999 Employee Stock Option Plan and the 1994 Director Stock Option Plan. The 2004 Plan authorizes awards of stock options to purchase or grants of up to 200,000 shares of our common stock. The 2004 Plan is designed to provide additional incentives to selected employees and directors of VFG and its subsidiaries with the intention of:

  attracting and retaining the best available personnel for positions of responsibility with the Company and its subsidiaries,

  promoting the success of the business activities of the Company, and increasing shareholder value.

The incentives are in the form of nonqualified or incentive stock options, or restricted stock grants. At December 31, 2004, no options had been granted under this plan.

Under the terms of the plan, the exercise price of option shares will be not less than the fair market value of common stock on the date such option is granted. All options granted in accordance with the Plan are exercisable over a ten year period from the date of the grant.

Employee Stock Ownership Plan

VFG provides retirement benefits to eligible employees through an Employee Stock Ownership Plan that includes Internal Revenue Code 401(k) provisions (the “KSOP”). Employees are entitled to participate in the plan and make salary reduction contributions in the Plan as of the first day of the month which follows ninety-days of employment. Each employee will become eligible to share in employee contributions for the eligibility computation period in which the employee is credited with at least 1,000 hours of service. The KSOP was adopted as a 401(k) plan in 1987, and restated in 1992 to add employee stock ownership plan provisions. Eligible employees may defer up to 15% of their annual compensation on a pre-tax basis subject to certain IRS limits. On January 1, 2005 the plan was amended to allow employees to defer up to 100% of their annual compensation on a pre-tax basis subject to certain IRS limits. Under the terms of the KSOP, the Company matches one-half the employees contributions, up to 3% of the employees compensation. Profit sharing contributions to the KSOP may also be made at the discretion of the Board of Directors.

All funds in the KSOP are held in trust. The KSOP is administered by a Board of Trustees that consist of Messrs. Manspeaker, Panowicz, and Martin. Investments of employee contributions to the KSOP, are directed by the employee into a combination of the Company’s Common Stock or mutual and money market funds. The investment of Company contributions to the KSOP are generally invested in shares of the Company’s Common Stock, although the Trustees have the discretion to invest in such other prudent investments as deemed appropriate.

Upon retirement or termination of employment, a participant is entitled to receive all Employer Basic Contributions, Employee Salary Reductions and Rollover Contributions as these terms are defined in the KSOP. The participant will also be eligible to withdraw Employer Optional and Matching Contributions contributed by VFG from profits, subject to a vesting schedule. A participant becomes fully vested in five years, with vesting of 20% each year after the first year of participation.

Contributions to the KSOP for the year ended December 31, 2004 were $472,000.

Incentive Compensation Plan

Incentive compensation is awarded to officers and qualified employees based on the financial performance of the Company. Awards are payable if the Company meets earnings targets and the employee meets pre-identified personal goals. The total amount awarded is based on a percentage of the participant’s base salary.

Executive Compensation Interlocks and Insider Participation

The Compensation Committee is composed of independent outside Directors. There are no Executive Compensation Committee interlocks.

REPORT OF COMPENSATION COMMITTEE

The report of the Personnel and Compensation Committee is intended to describe in general terms the process the committee undertakes and the factors it considers in determining the appropriate compensation for VFG executive officers, including the executive officers named in the summary compensation table.

Responsibilities and Composition of the Committee

The committee is responsible for

  establishing and monitoring compensation programs for executive officers of VFG and its subsidiaries;

  administering and maintaining such programs in a manner that will benefit the long-term interests of VFG and its shareholders;

  determining the compensation of the Chief Executive Officer; and

  determining the compensation of the Board of Directors.

In carrying out its responsibilities, the committee may, from time to time, use a variety of resources, including retaining experts in compensation matters. In 2003, the committee retained a nationally recognized firm to assist them in evaluating compensation and benefit programs used by VFG and the Bank. Current members of the committee are Messrs. Schorno (Chairman), and Martin, and Ms. Buckner. None of the members of the Committee are or have been officers or employees of VFG or the Bank.

Compensation Philosophy

The committee’s philosophy reflects and supports the Company’s goals and strategies. Currently, VFG’s strategy is to expand the market share of markets currently served and to enter new markets within Western Washington. The key elements of this strategy are increasing market penetration, geographic expansion, growing the loan portfolio, developing innovative new product offerings, expanding the banking relationship with each customer and maintaining asset quality. The committee believes these goals, which are intended to create long-term shareholder value, must be supported by a compensation program that:

  attracts and retains highly qualified executives;

  provides levels of compensation that are competitive with those offered by other financial institutions;

  motivates executives to enhance long-term shareholder value by helping them to build their own ownership in VFG; and

  integrates VFG’s long-term strategic planning and measurement processes.

Components of Compensation Program

VFG’s compensation program for executives consists of four key elements:

  base salary;

  a performance-based annual bonus;

  periodic grants of options and other stock-based compensation; and

  the Salary Continuation Plan (“SCP”).

The committee believes that this four-part approach best serves the interests of VFG and its shareholders. It enables VFG to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short and long-term interests of shareholders. The variable annual bonus permits individual performance to be recognized and is based, in significant part, on an evaluation of the contribution made by the officer to VFG’s overall performance. Options and other stock-based compensation relate a significant portion of long-term remuneration directly to stock price appreciation realized by VFG’s shareholders, and further serve to promote an executive’s continued service to the organization. The SCP is designed to retain highly qualified personnel by providing defined benefits to the participants upon retirement age. Additionally, the SCP provides a pre-retirement death benefit.

Base Salary. Base salaries for VFG’s executive officers except for the Chief Executive Officer are recommended by the Chief Executive Officer to the committee for approval, taking into account such factors as competitive industry salaries, an executive’s scope of responsibilities, and individual performance and contribution to the organization.

Annual Incentive. Executive officers have the opportunity to earn annual incentive (bonus) with awards based on the overall net income performance of VFG and personal performance goals. If at the end of the fiscal year, VFG's net income performance and individual performance goals meet the targets that have been established, the amounts established at the beginning of the year are recommended to the committee for approval. If actual performance is either higher or lower than target, recommended incentives are adjusted upward or downward, accordingly.

Stock Option and Other Stock-Based Compensation

Equity-based compensation is intended to more closely align the financial interests of VFG's executives with long-term shareholder value, and to assist in the retention of executives who are key to the success of VFG and its subsidiaries. Equity-based compensation has taken the form of nonqualified and incentive stock options pursuant to VFG's existing stock option plans. The committee determines from time to time which executives, if any, will receive stock options and determines the number of shares subject to each option. Grants of stock options are based on various subjective factors relating primarily to the responsibilities of individual executives, their past and expected future contributions to VFG and prior option grants.

Chief Executive Officer Compensation

The base compensation for VFG's President and Chief Executive Officer, Ken F. Parsons, was determined by the committee with final approval by the Board of Directors of VFG based on the same criteria as the compensation for the other executive officers. VFG entered into a seven-year employment agreement with Mr. Parsons on January 1, 2004. The Chief Executive Officer’s bonus potential is based on achievement of growth and earnings targets, and is determined by the committee with final approval by the Board of Directors. The performance target was achieved for 2004. Mr. Parsons does not participate in matters relating to his own compensation.

Conclusion

The Committee believes that for the 2004 fiscal year, the compensation for Mr. Parsons, as well as for the other executive officers, was consistent with VFG’s overall compensation philosophy and clearly related to the realization of VFG’s goals and strategies for the year.

Respectfully submitted by Committee members

Larry Schorno (Chairman) Patrick L. Martin Linda Buckner

STOCK PERFORMANCE GRAPH

The following line graph compares the total cumulative shareholder return on the Company’s Common Stock, based on quarterly reinvestment of all dividends, to the cumulative total returns of the Standard & Poor's S&P Composite 500 Index and the SNL Index of all banks traded on the electronic Bulletin Board and Pink Sheets. The graph assumes $100 invested on December 31, 1999 in the Company’s Common Stock and each of the indices. The graph does not depict actual operating financial performance of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of March 24, 2005, with respect to the shares beneficially owned by (i) the non-director executive officers named in the compensation table; (ii) all persons known by management who beneficially own more than five percent of VFG's common stock (except for Mr. Parsons, whose ownership information is provided elsewhere in this document) and (iii) all executive officers and directors of VFG as a group. Except as noted below, each holder has sole voting and investment power with respect to shares listed as owned. Unless otherwise noted, all shares owned represent less than one percent of the outstanding shares of VFG.

Name and Age	Current Position with Company and	Number of Shares	Percent of Class
	Prior Five Year Business Experience	Beneficially Owned	Beneficially Owned

Jon M. Jones, 43	Former President and Director of	99,785 (1)	1.53%
	Venture Bank - 2002- 2/2005
	EVP/Chief Lending Officer 1998 - 2002

Cathy M. Reines, 41	Former EVP/Chief Financial Officer of	750 (2)	0.01%
	Venture Bank - 2003 - 2/2005
	Partner/Director, RSM McGladrey
	from 1994 - 2003

Patricia A. Graves, 44	EVP/Retail Banking of Venture Bank	63,241 (3)	0.97%
	Since - 2003
	SVP/Operations of Venture Bank
	from1999 - 2003

Bruce H. Marley, 57	EVP/Chief Lending Officer of Venture	9,636 (4)	0.15%
	Bank since 2003
	SVP/Credit Administrator of Venture
	Bank from 2002 - 2003
	VP/Treasurer of Labor Ready, Inc.
	from 2000 - 2002
	VP/Director of Real Estate of Labor
	Ready, Inc. from 1999 - 2000

VFG Employee Stock		710,717 (5)	10.90%
Ownership Plan
(“KSOP”)

Directors and		2,167,910 (6)	33.24%
Executive Officers as a
group (12 members)

(1)	Includes 24,680 shares held jointly with spouse; 22,380 shares held in the KSOP for the benefit of Mr. Jones; and 52,725 shares which could be acquired within 52 days by the exercise of stock options.

(2)	Includes 750 shares which could be acquired within 52 days by the exercise of stock options.

(3)

Includes 17,503 shares held jointly with spouse; 15,588 shares held in the KSOP for the benefit of Ms. Graves; and 30,150 shares which could be acquired within 60 days by the exercise of stock options.

(4)

Includes 1,750 shares held jointly with spouse; 6,000 shares held in an IRA for the benefit of Mr. Marley; 986 shares held in the KSOP for the benefit of Mr. Marley; and 900 shares which could be acquired within 60 days by the exercise of stock options.

(5)	Under SEC rules, the KSOP is considered to beneficially own these shares with Messrs. Manspeaker, Panowicz and Martin.

(6)

Includes 710,717 shares held by the KSOP that are considered beneficially owned by Messrs. Manspeaker, Panowicz, and Martin. Also includes options for 169,425 shares owned by directors and management, which are exercisable within 60 days of March 24, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2004 directors and executive officers of VFG and the Bank and their associates were also customers of the Bank. It is anticipated that directors, executive officers, and their associates will continue to be customers of the Bank in the future. The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and which do not involve more than the normal risk of collectability or present other unfavorable features.

Venture Bank leases the Hawks Prairie branch office and other support department space at 130 Marvin Road SE, Lacey, Washington, from Hawks Prairie Professional Center LLC, of which the Company’s President/Chief Executive Officer and director E. Paul Detray are both partners. The amended terms of each lease contain initial terms of three years with each having one five year option to renew. The current lease payment is $16,231 per month, (which is adjusted on an annual basis in accordance with the Consumer Price Index for the Seattle, Tacoma, Bremerton area effective on each anniversary date of the lease). The Company and Venture Bank consider the rent and the terms and conditions of the lease agreement to be fair and substantially the same or better than the terms and conditions of leases prevailing for comparable arms-length transactions.

Stock Repurchase Program

On December 11, 2002, the Board approved a stock repurchase program that allowed for the repurchase of up to 198,000 shares of VFG Common Stock in purchases over a three month period, through open market transactions or through privately negotiated transactions. No purchases were made under this plan in 2002. As of March 11, 2003 a total of 104,358 shares have been repurchased under this plan for a total of $1,174,792.

On February 19, 2003 the Board approved a stock repurchase program to allow for the repurchase of 131,370 shares of VFG Common Stock in purchases over time in either privately negotiated transactions or through the open market. On June 18, 2003 this plan was amended and an additional 56,130 shares were added to the plan. On October 15, 2003 this plan was amended again and an additional 225,000 shares were added to this plan bringing the total to 412,500 shares. Under this plan 266,097 shares were repurchased in 2003 and 146,403 were have been repurchased in 2004 for a total of $2,226,290. All shares have been adjusted for the three-for-two stock split effective May 16, 2004.

On June 16, 2004 the Board approved a stock repurchase program to allow for the repurchase of 200,000 shares of VFG Common Stock in purchases over time in either privately negotiated transactions or through the open market. Under this plan 50,779 shares have been repurchased for a total of $780,424.

On May 6, 2004, the Board of Directors announced a three-for-two stock split on VFG stock for shareholders of record on May 16, 2004.

20

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

VFG has adopted procedures to assist its directors and executive officers in complying with Section 16(a) of the Securities Exchange Act, which includes assisting the officer or director in preparing forms for filing with the Securities Exchange Commission. Based on the review of such forms, VFG believes that all of its executive officers and directors complied with all filing requirements applicable to them, except for Mr. Manspeaker and the Venture Employee Stock Ownership Plan. Mr. Manspeaker inadvertently failed to file a timely statement of change in beneficial ownership on Form 4 to report options exercised in January 2004. The Venture Financial Group Employee Stock Ownership Plan inadvertently failed to file a timely statement of change in beneficial ownership on Form 4 to report terminated participate rolling shares out of the plan in July 2004. All of these required forms have subsequently been filed to report these transactions.

AUDITORS

Moss Adams, LLP independent certified public accountants, performed the audit of the consolidated financial statements for VFG and its wholly owned subsidiaries for the year ended December 31, 2004. A representative of Moss Adams has been invited to the Annual Meeting, and may have the opportunity to make a statement if desired.

Fees Paid to Independent Auditors

Audit fees. The aggregate fees and expenses billed to us in 2004 by Moss Adams, LLP were $119,900 related to our annual audit of the Company’s financial statements, review of Form 10-K, Forms 10-Q, FDICIA audit work, and out-of-pocket related costs. The aggregate fees and expenses billed to us in 2003 by Moss Adams in connection with the audit of Company’s 2003 financial statements and review of financial information including SEC filings was $85,000.

Audit related fees. The aggregate fees and expenses billed to us by Moss Adams, LLP in 2004 and 2003 were $5,500 and $560, respectively, related to various accounting and auditing questions.

Tax Fees. The aggregate fees and expenses billed to us by Moss Adams, LLP in 2004 and 2003 were $10,000 and $11,000, respectively, related to the preparation of the tax return, estimated quarterly tax payments and related tax planning matters.

All Other Fees - No other fees were paid to Moss Adams, LLP during 2004 and 2003.

We did not engage Moss Adams, LLP to provide advice regarding financial information systems design and implementation during the fiscal year ended December 31, 2004 or 2003.

For the fiscal year 2004 and 2003, the Board considered and deemed the services provided by Moss Adams compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies

All audit and non-audit services performed by Moss Adams, and all audit services performed by other independent auditors, must be pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, audits of employee benefit plans, tax compliance assistance, and tax consulting. Moss Adams may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002, including, but not limited to, any bookkeeping or related services, information systems consulting, internal auditing outsourcing, legal services or any management or human resources function. The Audit Committee pre-approved each of the services provided by Moss Adams during 2004.

Change in Independent Public Accountants

On March 25, 2003, the Audit Committee engaged the accounting firm of Moss Adams, LLP as independent accountants for the fiscal year 2003. At that time, the Board notified McGladrey and Pullen, LLP (“McGladrey”) that McGladrey would not be retained to serve as independent public accountants for the fiscal year 2003. McGladrey’s reports on our consolidated financial statements for 2002 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years 2002 and 2001 and the interim period prior to March 25, 2003, there were no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to McGladrey’s satisfaction, would have caused it to make reference to the subject matter in connection with its reports on our consolidated financial statements for such years, and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K. During fiscal years 2002 and 2001 and the interim period prior to March 25, 2003, we did not consult Moss Adams LLP, regarding the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matter or reportable event that would be required to be reported on the Form 8-K filed on April 1, 2003. We provided McGladrey with a copy of the foregoing disclosures and McGladrey agreed with such statements.

OTHER MATTERS

The Company posts its annual report, Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and press releases on its investors relations page at www.venture-bank.com. These reports are posted as soon as reasonably practicable after they are electronically filed with the SEC. All SEC filings of the Corporation are also available free of charge at the SEC’s website, www.sec.gov, or by calling the SEC at 1-800-SEC-0330. Written requests for the Form 10-K should be addressed to Leigh Baxter, Venture Financial Group, Inc., 721 College Street, P.O. Box 3800, Lacey, Washington 98509-3800.

The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with the recommendations of management on such matters.

CODE OF BUSINESS CONDUCT

The Company’s Code of Business Conduct, which is a code of ethics applicable to management, is available on its website at www.venture-bank.com. The Company will immediately post any changes to its Code of Business Conduct on the website

SHAREHOLDER COMMUNICATIONS

The Company does not have a formal, written policy prohibiting or permitting shareholder communications with the Board of Directors. Management is primarily responsible for communicating with investors, financial analysts, the media and the general public to address questions or concerns relating to operational matters, stock ownership and financial information. However, in accordance with the Audit Committee Charter, all complaints relating to accounting or audit matters may be anonymously and confidentially directed in writing to the Chair of the Audit Committee by mailing such information to the Shareholder Relations Department, which will forward the communication to the Committee Chair. Such matters should be marked as confidential. Specific corporate governance issues or concerns may be directed to the attention of the Nominating Committee or one of our independent directors by mail, attention Shareholder Relations Department.

DIRECTOR ATTENDANCE AT THE ANNUAL MEETING

The Company does not have a formal policy regarding director attendance at the annual meeting of shareholders. Directors are strongly encouraged to attend the meeting. Last year, all directors attended the meeting and we anticipate that all directors will attend this year’s meeting.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Shareholders interested in presenting a proposal for consideration at the annual meeting of shareholders in 2006 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion in the proxy statement, shareholder proposals must be received by the Company no later than December 2, 2005. Additionally, if notice of a shareholder proposal is received after February 17, 2006, the persons named as proxies in the form of proxy will have discretionary authority to vote on the shareholder proposal.

By Order of the Board of Directors
/s/ Leigh A. Baxter

Lacey, Washington	Leigh A. Baxter
April 1, 2005	Secretary

IMPORTANT: The prompt return of proxies will save VFG the expense of further requests for proxies, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. Any person giving a Proxy may revoke it prior to its exercise.

    VENTURE FINANCIAL GROUP
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 5, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE SIGN AND RETURN IMMEDIATELY

     The undersigned hereby revokes all previous proxies and appoints Ken F. Parsons, Sr., and Leigh A. Baxter, and each of them (with full power to act alone) as Proxy Holders, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Venture Financial Group, Inc., held of record on March 24, 2005, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 5, 2005, or any adjournment or postponement of such Meeting.

     Management knows of no other matters that may properly be, or which are likely to be, brought before the Meeting. However, if any other matters are properly presented at the Meeting, this Proxy will be voted in accordance with the recommendations of management.

PLEASE SIGN AND RETURN IMMEDIATELY See reverse for voting instructions.